Exhibit 99.3

Unless the context otherwise requires, references to the “Company,” “we,” “our,” “us” or “PBF” refer to PBF Holding Company LLC, or PBF Holding, and, in each case, unless the context otherwise requires, its consolidated subsidiaries.

Recent Developments

COVID-19

The recent outbreak of the COVID-19 pandemic and certain developments in the global oil markets are negatively impacting worldwide economic and commercial activity and financial markets, as well as global demand for petroleum and petrochemical products. The COVID-19 pandemic and related governmental responses have also resulted in significant business and operational disruptions, including business closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces and has resulted in significantly lower demand for refined petroleum products. We believe, but cannot guarantee, that demand for refined petroleum products will ultimately rebound as governmental restrictions are lifted. However, the ultimate significance of the COVID-19 pandemic on our business will be dictated by its currently unknowable duration and the rate at which people are willing and able to resume activities even after governmental restrictions are lifted. In addition, recent global geopolitical and macroeconomic events have further contributed to the decline in crude oil prices and the overall volatility in crude oil and refined product prices.

The price of refined products we sell and the crude oil we purchase impacts our revenues, income from operations, net income and cash flows. In addition, a decline in the market prices for products and feedstocks held in our inventories below the carrying value of our inventory may result in the adjustment of the value of our inventories to the lower market price and a corresponding loss on the value of our inventories, and any such adjustment is likely to be material. See “—Preliminary Unaudited Selected Financial Data for the First Quarter of 2020” for our estimates of expected revenues and net loss for the first quarter of 2020, as well as our estimated lower of cost or market inventory valuation adjustment for the first quarter of 2020.

We are actively responding to the impacts from these matters on our business. In late March and through early April 2020, we started reducing the amount of crude oil processed at our refineries in response to the decreased demand for our products and we temporarily idled various units at certain of our refineries to optimize our production in light of prevailing market conditions.

We have adjusted our operational plans to the evolving market conditions and previously announced steps to lower our 2020 operating expenses budget through significant reductions in discretionary activities and third party services. In March 2020, we estimated that these efforts would result in a reduction in our operating expenses budget of approximately $125.0 million. We have subsequently identified additional reductions and currently estimate an aggregate reduction of approximately $140.0 million in our 2020 operating expenses budget. In addition, we are currently operating our refineries at minimum rates. As the market conditions develop and the demand outlook becomes clearer, we will continue to adjust our operations in response.

In addition to the steps above with respect to our operations, we are also addressing our liquidity. We are taking the following measures, some of which were previously announced in March 2020:

•	Closed on the sale of five hydrogen plants for gross cash proceeds of $530.0 million on April 17, 2020;

•

Reduced 2020 planned capital expenditures by approximately $240.0 million. We subsequently identified additional reductions in capital expenditures and currently estimate an aggregate reduction of approximately $357.0 million in 2020 planned capital expenditures, an approximate 49% reduction to PBF Energy’s previous 2020 budget. We intend to satisfy all required safety, environmental and regulatory capital commitments, while continuing to explore further opportunities to minimize our near-term capital expenditure requirements;

•

Established a company-wide COVID-19 Response Team and increased precautions to keep our employees healthy and safe, including social distancing, additional personal protective equipment and enhanced facility cleanings. We have not had to temporarily close any of our refineries due to a COVID-19 outbreak;

•

Reduced corporate overhead expenses by over $20.0 million on an annual basis primarily through salary reductions. Specifically, the Board of Directors of PBF Energy and management have reduced their compensation by 50%, while Chairman and CEO Thomas Nimbley’s salary has been reduced by 67%. In addition, more than 50% of our corporate and non-represented employees have also reduced their salaries;

•	Suspended PBF Energy’s quarterly dividend of $0.30 per share, anticipated to preserve approximately $35.0 million of cash each quarter; and

•	Evaluating various other liquidity and cash flow optimization options.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act provides opportunities for additional liquidity, loan guarantees, and other government programs to support companies affected by the COVID-19 pandemic and their employees. Based on our preliminary analysis of the CARES Act, we are exploring the following opportunities:

•	Deferral of social security payroll tax matches that would otherwise be required in 2020;

•

Receipt of a payroll tax credit in 2020, to the extent allowable, for expenses related to paying wages and health benefits to employees who are not working as a result of closures and reduced receipts associated with the COVID-19 pandemic; and

•	Carryforward of tax loss incurred in 2020, as applicable, to utilize in future years when our 2020 tax return is filed.

We intend to seek any available potential benefits under the CARES Act, including loans, investments or guarantees, and any other such current or future government programs for which we qualify, including those described above. We cannot predict the manner in which such benefits or any of the other benefits described herein will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all.

Many uncertainties remain with respect to the COVID-19 pandemic, including the extent to which the COVID-19 pandemic will continue to impact our business and operations, the effectiveness of the actions undertaken by national, regional, state and local governments and health officials to contain the virus or treat its effects, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume. We are unable to predict the ultimate economic impacts from the COVID-19 pandemic, however, we have been and will likely continue to be adversely impacted. We believe, to the extent possible, we have proactively addressed many of the known impacts of the COVID-19 pandemic and will strive to continue to do so, but there can be no guarantee that these measures will be effective.

Our primary liquidity sources are operating cash flow, cash and cash equivalents, and borrowings under our Revolving Credit Facility. As of March 31, 2020, we estimate having cash and cash equivalents ranging from $550.0 million to $600.0 million and total long-term debt outstanding estimated to range from $2,600.0 million to $2,800.0 million, plus the capacity to borrow an additional $450.0 to $500.0 million under our Revolving Credit Facility (net of $190.0 to $200.0 million outstanding letters of credit).

On April 17, 2020, we closed on the sale of five hydrogen plants to Air Products and Chemicals for $530.0 million in cash that is also now on our balance sheet.

As of May 1, 2020, after giving effect to this offering, we anticipate our liquidity would have been approximately $2,000.0 million based on our estimated $805.0 million of cash and cash equivalents, $151.0 million of additional, available borrowing capacity and no subsequent borrowings under our Revolving Credit Facility. Assuming current commodity prices remain stable and working capital normalizes in May, we expect to realize an additional net working capital benefit and a Revolving Credit Facility borrowing base increase. However, if we continue to experience low crude oil prices and deteriorating market conditions, our borrowing capacity under our Revolving Credit Facility may be reduced.

We have no debt maturities due in 2020, and we have $48.7 million of debt obligations due over the next three years, excluding interest incurred on amounts we have borrowed and financing fees.

The global crisis resulting from the COVID-19 pandemic has had a substantial impact on the economy and overall consumer demand for energy and hydrocarbon products. As a result of the significant decrease in PBF Energy’s stock price as of the end of the quarter and noticeable reduction in demand for our products, we determined that an impairment triggering event had occurred. As such, we performed an interim impairment assessment on certain long-lived assets as of March 31, 2020. As a result of the interim impairment test, we currently expect that the carrying values of our long-lived assets will not be impaired when comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets over their remaining estimated useful life.

While it is impossible to estimate the duration or complete financial impact of the COVID-19 pandemic, we believe that the strategic actions described above plus our cash flows from operations and available capital resources will be sufficient to meet our and our subsidiaries’ capital expenditures, working capital needs, and debt service requirements, for the next twelve months. We cannot assure you that our assumptions used to estimate our liquidity requirements will be correct because the impact that the COVID-19 pandemic is having on us and our industry is ongoing and unprecedented. The extent of the impact of the COVID-19 pandemic on our business, financial condition, results of operation and liquidity will depend largely on future developments, including the duration of the outbreak, particularly within the geographic areas where we operate, and the related impact on overall economic activity, all of which are uncertain and cannot be predicted with certainty at this time. As a result, we may require additional capital, and such additional financing may not be available on favorable terms or at all.

See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors—Risks Relating to the Notes—Risks Relating to COVID-19 and Related Developments.”

Preliminary Unaudited Selected Financial Data for the First Quarter of 2020

The preliminary financial data discussed below has been prepared by, and is the responsibility of, our management and has not been audited or reviewed by our independent registered public accounting firm. We have provided a range for our current preliminary unaudited estimates of throughput (in barrels per day “bpd”), revenue, net loss and EBITDA (earnings before interest, income taxes, depreciation and amortization) discussed below because our financial closing procedures for the first quarter of 2020 are not yet complete and are subject to final adjustments and other developments that may arise between now and the time the financial results for the first quarter of 2020 are finalized. The preliminary first quarter estimates are based upon assumptions we believe to be reasonable but include information from third parties that is subject to further review and verification. It is possible that our final reported results may not be within the ranges we currently estimate, and the difference may be material. In addition, the net loss ranges provided below do not include a final lower of cost or market inventory adjustment (LCM) for the three month period ended March 31, 2020, as all of the information required to complete our LCM analyses for the period is not yet available. We expect to report financial results related to the quarter ended March 31, 2020 on or about May 15, 2020.

The following are our current preliminary estimates for the three month period ended March 31, 2020:

•	throughput of between 850,000 bpd and 860,000 bpd;

•	revenue of between $5,000.0 million and $5,350.0 million;

•	net loss of between $(1,510.0) million and $(1,445.0) million; and

•

EBITDA excluding special items of between $(70.0) million and $(55.0) million and Adjusted EBITDA of between $(71.0) million and $(59.0) million (See below for Non-GAAP disclosures including a reconciliation of EBITDA, EBITDA excluding special items and Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure).

Estimated revenue is consistent with the comparable period in 2019 but driven by a combination of higher throughput and lower selling price per barrel. Estimated EBITDA is consistent with the comparable period in 2019; reflective of lower realized gross margin, partially offset by higher throughput.

EBITDA, EBITDA excluding special items and Adjusted EBITDA are supplemental measures of performance that are not required by or presented in accordance with GAAP. We use these non-GAAP financial measures as supplements to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA, EBITDA excluding special items and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered a substitute for net income as determined in accordance with GAAP. See “—Summary Historical Consolidated and Pro Forma Financial and Other Data.”

The following table reconciles net loss to EBITDA, EBITDA excluding special items and Adjusted EBITDA:

	(unaudited in millions)
	Three Months Ended March 31, 2020
	Range
	Low	High
Net Loss	$(1,510.0)	$(1,445.0)
EBITDA adjustments
Depreciation and amortization	110.0	100.0
Interest (income) expense	40.0	30.0
Income taxes	20.0	10.0

EBITDA	$(1,340.0)	$(1,305.0)

Special items
Non-cash LCM inventory adjustment	1,295.0	1,285.0
Change in contingent consideration	(50.0)	(55.0)
Debt extinguishment costs	25.0	20.0

EBITDA excluding special items	$(70.0)	$(55.0)

Stock based compensation	9.0	8.0
Non-cash change in fair value of catalyst obligations	(10.0)	(12.0)

Adjusted EBITDA	$(71.0)	$(59.0)

Our current estimates of the preliminary unaudited financial data discussed above constitute forward-looking statements, as referred to in “Cautionary Statement Regarding Forward-Looking Statements.” These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” in this offering memorandum and the risk factors described in the documents incorporated by reference into this offering memorandum. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this offering memorandum supplement to conform these statements to actual results or to changes in our expectations.

Martinez Acquisition

On February 1, 2020, we acquired from Equilon Enterprises LLC d/b/a Shell Oil Products US (the “Seller”) the Martinez refinery and related logistics assets (collectively, the “Martinez Acquisition”), pursuant to a sale and purchase agreement dated June 11, 2019 (the “SPA”). The Martinez Acquisition increased our total throughput capacity to over 1,000,000 bpd.

In addition to refining assets, the Martinez Acquisition includes a number of high-quality onsite logistics assets, including a deep-water marine facility, product distribution terminals and refinery crude and product storage facilities with approximately 8.8 million barrels of shell capacity.

The cash purchase price for the Martinez Acquisition was $960.0 million plus approximately $216.1 million for hydrocarbon inventory and other working capital. In addition, PBF Holding also has an obligation to make certain post-closing payments to the Seller if certain conditions are met including earn-out payments based on certain earnings thresholds of the Martinez refinery (as set forth in the SPA), for a period of up to four years following the closing. The transaction was financed through a combination of cash on hand, including proceeds from our offering of the 2028 Notes and borrowings under our Revolving Credit Facility.

2028 Senior Unsecured Notes Offering

On January 24, 2020, we issued $1.0 billion in aggregate principal amount of the 2028 Notes for net proceeds of $987.0 million after deducting the initial purchasers’ discount and estimated offering expenses. The proceeds from the 2028 Notes issuance were used for general corporate purposes, including to fully redeem our 7.00% senior notes due 2023 (the “2023 Notes”) and to fund a portion of the cash consideration for the Martinez Acquisition.

Receivables Purchase Agreement

On February 18, 2020, in connection with the entry into a $300.0 million uncommitted receivables purchase facility (the “Receivables Facility”), we amended the Revolving Credit Facility and entered into a related intercreditor agreement to allow us to sell certain eligible receivables. Under the Receivables Facility, we will sell receivables to a third party buyer subject to their approval and subject to certain conditions. The sales of receivables under the Receivables Facility are absolute and irrevocable but subject to certain repurchase obligations under certain circumstances.

Revolving Credit Facility Amendment

On May 7, 2020, we further amended our Revolving Credit Facility, which resulted in an increase of our ability to incur certain secured debt from 10% of our total assets to 20% of our total assets.

***

Summary Historical Consolidated and Pro Forma Financial and Other Data

The following table sets forth our summary historical and pro forma consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 have been derived from our audited financial statements included in our 2019 Annual Report incorporated by reference herein. The summary unaudited pro forma consolidated financial information is derived from our unaudited pro forma financial statements included in our Form 8-K/A filed on April 17, 2020, which is incorporated by reference herein.

The summary unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements that give effect to the Martinez Acquisition, borrowings incurred under our Revolving Credit Facility and the issuance of the 2028 Senior Notes to fund the Martinez Acquisition and the corresponding redemption of the 2023 Senior Notes. The unaudited pro forma consolidated financial information does not reflect the effects of any anticipated changes to be made by us to the operations of the combined companies, including synergies and cost savings, and does not include one-time transaction and integration charges attributable to the acquisition. The unaudited pro forma consolidated financial information should not be construed to be indicative of our future results of operations or financial position.

You should read this information in conjunction with our consolidated financial statements and the related notes thereto (in “Item 8. Financial Statements and Supplementary Data”), “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 6. Selected Financial Data” included in our 2019 Annual Report and the 2019 audited combined financial statements of the Martinez refinery and logistics assets, each of which are incorporated by reference herein, and the sections entitled “Basis of Presentation,” and “Summary” in this offering memorandum. Our summary unaudited pro forma condensed consolidated financial information is presented for informational purposes only.

	Year Ended December 31,
(in millions)	Pro Forma Consolidated 2019	2019	2018	2017
Revenues	$28,283.8	$24,468.9	$27,164.0	$21,772.4
Cost and expenses:
Cost of products and other	25,164.8	21,667.7	24,744.6	19,095.8
Operating expenses, excluding depreciation	1,929.6	1,684.3	1,654.8	1,626.4
Depreciation and amortization expense	422.4	386.7	329.7	254.3

Cost of sales	27,516.8	23,738.7	26,729.1	20,976.5
General and administrative expenses, excluding depreciation (1)	507.0	258.7	253.8	197.9
Depreciation and amortization expense	10.8	10.8	10.6	13.0
Equity income in investee	(7.9)	(7.9)	(17.8)	(14.6)
(Gain) loss on sale of assets	(19.3)	(29.9)	(43.1)	1.5

Total cost and expenses	28,007.4	23,970.4	26,932.6	21,174.3

Income from operations	276.4	498.5	231.4	598.1
Other income (expense)
Change in fair value of catalyst obligations	(9.7)	(9.7)	5.6	(2.2)
Debt extinguishment costs	—	—	—	(25.5)
Interest expense, net	(148.9)	(108.7)	(127.1)	(122.6)
Other non-service components of net periodic benefit cost	(0.2)	(0.2)	1.1	(1.4)

Income before income taxes	117.6	379.9	111.0	446.4
Income tax (benefit) expense	(8.3)	(8.3)	8.0	(10.8)

Net income	125.9	388.2	103.0	457.2
Less: net income attributable to noncontrolling interests	—	—	0.1	0.1

Net income attributable to PBF Holding LLC	$125.9	$388.2	$102.9	$457.1

	Year Ended December 31,
(in millions)	Pro Forma Consolidated 2019	2019	2018	2017
Balance sheet data (at end of period)
Total assets	$9,674.6	$8,845.6	$7,213.5
Total debt (2)	1,999.2	1,287.1	1,290.9
Total equity	3,874.8	3,897.2	3,529.8
Selected financial data:
Capital expenditures (3)	$903.3	$717.1	$560.3	$642.9
Adjusted EBITDA	489.7	676.1	944.3	590.0

(1)

Includes acquisition related expenses consisting primarily of consulting and legal expenses related to completed and other pending and non-consummated acquisitions of $9.9 million and $0.5 million in 2019 and 2017, respectively. There were no acquisition related expenses during 2018.

(2)	Total debt, excluding debt issuance costs, includes current maturities and our Note Payable (which was fully paid off in 2018).
(3)

Includes expenditures for acquisitions, construction in progress, property, plant and equipment (including railcar purchases), deferred turnaround costs and other assets, excluding the proceeds from sales of assets. Pro forma capital expenditures for the year ended December 31, 2019 includes historical capital expenditures of the Martinez refinery and logistics assets for the periods prior to the closing of the Martinez Acquisition and does not purport to indicate actual capital expenditures that would actually have been incurred had the Martinez Acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future.

EBITDA, EBITDA Excluding Special Items and Adjusted EBITDA

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization), EBITDA excluding special items and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements which may differ from the Adjusted EBITDA definition described below.

EBITDA, EBITDA excluding special items and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA, EBITDA excluding special items and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing our Existing Notes and other credit facilities. EBITDA, EBITDA excluding special items and Adjusted EBITDA should not be considered as alternatives to income from operations or net income as measures of operating performance. In addition, EBITDA, EBITDA excluding special items and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, the write down of inventory to the LCM, debt extinguishment costs related to refinancing activities, and certain other non-cash items. Other companies, including other companies in our industry, may calculate EBITDA, EBITDA excluding special items and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. EBITDA, EBITDA excluding special items and Adjusted EBITDA also have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that EBITDA, EBITDA excluding special items and Adjusted EBITDA:

•	do not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	do not reflect realized and unrealized gains and losses from certain hedging activities, which may have a substantial impact on our cash flow;

•	do not reflect certain other non-cash income and expenses; and

•	exclude income taxes that may represent a reduction in available cash.

The following tables reconcile net income as reflected in our results of operations to EBITDA, EBITDA excluding special items and Adjusted EBITDA for the periods presented:

	Proforma Consolidated 2019	Year Ended December 31,
(in millions)		2019	2018	2017
Reconciliation of net income to EBITDA and EBITDA excluding special items:
Net Income	$125.9	$388.2	$103.0	$457.2
Depreciation and amortization	433.2	397.5	340.3	267.3
Interest expense, net	148.9	108.7	127.1	122.6
Income tax (benefit) expense	(8.3)	(8.3)	8.0	(10.8)

EBITDA	$699.7	$886.1	$578.4	$836.3

Special Items:
Add: Non-cash LCM inventory adjustment	(250.2)	(250.2)	351.3	(295.5)
Add: Debt extinguishment costs	—	—	—	25.5
Add: Gain on Torrance land sale	(33.1)	(33.1)	(43.8)	—
Add: Early railcar return expense	—	—	52.3	—

EBITDA excluding special items	$416.4	$602.8	$938.2	$566.3

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$699.7	$886.1	$578.4	$836.3
Add: Stock based compensation	30.5	30.5	20.2	21.5
Add: Non-cash change in fair value of catalyst obligations	9.7	9.7	(5.6)	2.2
Add: Non-cash LCM inventory adjustment	(250.2)	(250.2)	351.3	(295.5)
Add: Debt extinguishment costs	—	—	—	25.5

Adjusted EBITDA	$489.7	$676.1	$944.3	$590.0

Risks Relating to COVID-19 and Related Developments

The recent outbreak of the COVID-19 pandemic and certain developments in the global oil markets are significantly affecting our business, financial condition and results of operations and may continue to do so, and our liquidity could also be negatively impacted, particularly if the U.S. economy remains unstable for a significant amount of time.

The recent outbreak of the COVID-19 pandemic and certain developments in the global oil markets are negatively impacting worldwide economic and commercial activity and financial markets, as well as global demand for petroleum and petrochemical products. The COVID-19 pandemic and related governmental responses have also resulted in significant business and operational disruptions, including business closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces. In addition, movements made by the world’s largest oil producers to increase market share in the current environment, combined with the impact of the COVID-19 pandemic, has created simultaneous shocks in oil supply and demand resulting in an economic challenge to our industry which has not occurred since our formation. This combination has resulted in significant demand reduction for our refined products and abnormal volatility in oil commodity prices, which may continue for the foreseeable future. The full impact of the COVID-19 pandemic and these market developments is unknown and is rapidly evolving. The full extent to which the COVID-19 pandemic and these market developments negatively impact our business and operations will depend on the severity, location and duration of the effects and spread of COVID-19, the actions undertaken by national, regional and local governments and health officials to contain the virus or treat its effects, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume.

We are working with federal, state and local health authorities to respond to COVID-19 cases in the regions we operate and are taking or supporting measures to try to limit the spread of the virus and to mitigate the burden on the healthcare system. Many of these measures will have an adverse impact on our business and financial results that we are not currently able to fully quantify. For example, we are limiting onsite staff at all of our facilities to essential operational personnel. As a result, we are carefully evaluating projects at our refineries and limiting or postponing projects and other non-essential work. Based on market conditions, our refineries are currently operating at minimum rates. We plan to significantly reduce capital expenditures in the near term, while intending to satisfy and comply with all required safety, environmental and planned regulatory capital commitments and other regulatory requirements, although there are no assurances that we will be able to do so. Non-compliance with applicable environmental and safety requirements, including as a result of reduced staff due to an outbreak at one of our refineries, may subject us to fines or penalties assessed by governmental authorities or may result in an environmental or safety incident. We may also be subject to liability as a result of claims by impacted workers.

As of May 1, 2020, after giving effect to this offering, we estimate our liquidity would have been approximately $2,000.0 million based on our estimated $805.0 million of cash and cash equivalents, $151.0 million of additional, available borrowing capacity and no subsequent borrowings under our Revolving Credit Facility. If we continue to experience low crude oil prices and deteriorating market conditions, our borrowing capacity under our Revolving Credit Facility may be reduced. As a result, we may require additional capital, and such additional financing may not be available on favorable terms or at all.

Broad economic factors resulting from the current COVID-19 pandemic, including increasing unemployment rates, substantially reduced travel and reduced business and consumer spending, also affect our business. Business closings and layoffs in the markets we operate may adversely affect demand for our refined products. If general economic conditions continue to deteriorate or remain uncertain for an extended period of time, our liquidity and ability to repay our outstanding debt may be harmed.

In addition, our results and financial condition may be adversely affected by federal or state laws, regulations, orders, or other governmental or regulatory actions addressing the current COVID-19 pandemic or the U.S. refining industry, which, if adopted, could result in direct or indirect restrictions to our business, financial condition, results of operations and cash flow.

Furthermore, the current COVID-19 pandemic has caused disruption in the financial markets and the businesses of financial institutions. These factors have caused a slowdown in the decision-making of these institutions, which may affect the timing on which we may obtain any additional funding. There can be no assurance that we will be able to raise additional funds on terms acceptable to us, if at all.

The foregoing and other continued disruptions to our business as a result of the COVID-19 pandemic could result in a material adverse effect on our business, result of operations, financial condition, cash flows and our ability to service our indebtedness and other obligations.

To the extent the COVID-19 pandemic adversely affects our business, financial condition, results of operations and liquidity, it may also have the effect of heightening many of the other risks described in the “Risk Factors” section included in our 2019 Annual Report and in this offering memorandum, as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this offering memorandum.

Our working capital, cash flows and liquidity can be significantly impacted by volatility in commodity prices and refined product demand.

Payment terms for our crude oil purchases are typically longer than those terms we extend to our customers for sales of refined products. Additionally, reductions in crude oil purchases tend to lag demand decreases for our refined products. As a result of this timing differential, the payables for our crude oil purchases are generally proportionally larger than the receivables for our refined product sales. As we are normally in a net payables position, a decrease in commodity prices generally results in a use of working capital. Given we process a significant volume of crude oil, the impact can materially affect our working capital, cash flows and liquidity.